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                                                                EXHIBIT 10.21


                [LETTERHEAD OF CHANNELL COMMERCIAL CORPORATION]

December 4, 1995
(Revision #1 from November 30, 1995)



Mr. John Kaiser
21921 Annette Avenue
Lake Forest, California 92630


Dear John,

It has been a pleasure over the last three months discussing with you my company's strategic and future opportunities. Obviously, the broadband telecommunications industry is going through one of the largest transitions ever before witnessed in modern day business. To direct Channell Commercial's Broadband Division through these strategic times, the organization must concentrate on at least three specific goals. These goals are as follows:

 .  Home demarkation convergence between copper, coax and fiber deployment at the home.
 .  Large "ONU" cabinet deployment to properly monitor our flow and prevent illegal access from pedestrians as well as other utilities.
 . Expand our "GLB" Grade Level Box business to maximize our enclosure expansion plans.

To assist us in becoming a dominant player in the above markets, I would like you to join our organization as the "Director of North American Broadband Telecommunication Sales". Your years of experience in outside sales, coupled with your excellent management skills and thermal plastics background, make you an excellent selection for this high level position.

Obviously, there are also a few reorganization goals the company must be acutely aware of to properly address potential financial restraints which will be caused by convergence. To assist you in understanding this statement, I have included an organizational chart to assist in comprehending what I believe may be necessary in manpower to accomplish your divisional goals. Furthermore, I feel there are three financial issues which you and your managers will need to address in 1996, due to convergence. These topics are as follows:


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Mr. John Kaiser
December 4, 1995
Page Two

 .  Defining base salary ranges and categories factored on experience.
 .  Increasing commission structures over annual base salary anticipated increases.
 . Create a larger manufacturer representation and possible distribution avenue to promote our products versus adding additional sales personnel.

To assist you in understanding all of the ramifications involved in this position, the following outline will summarize your additional job entitlements:

 .  Title - Director of North American Broadband Telecommunications Division.
   Note: This title will change to Vice President when we make corporate title changes. This change will then make it possible for you to have directors on various market segments.
 .  Position will report directly to Executive Vice President.
 .  Position will warrant participation by you in all director(s) management meetings.
 .  Position will warrant complete financial responsibility for all domestic broadband affairs, groups or divisions.
 .  Position will be responsible for developing our corporate strategic "three
   (3) and five (5) year" sales plans (Participation by our Chief Financial Officer, our Director of Marketing and me will be mandatory for this plan to be adopted).

Obviously, it is in my best interest to offer you a competitive package which typifies the importance of your position and expected contribution levels to our company.

The following economic key issues are examples of my commitment to you and your family:

 .  Salary:      $115,000 base paid bi-monthly.
 .  Recruitment:
                A $37,000 adjustment will be made to your first year's compensation package to offset your (guaranteed) March, 1996 earnings at General Polymer. It is my understanding these monies will be directly deposited into an IRA of your choice. We would ask the monies be distributed to you under the budgetary outline in Attachment "A" (relocation and recruitment).



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MR. JOHN KAISER
DECEMBER 4, 1995
PAGE THREE



 .   Bonus:    Fifty percent (50%) maximum contributions available
              based on directors annual pre-tax profit objectives.
 .   Auto:     Volvo 850.  Your obligation is gas within a 100-mile
              radius of the office.  Over 100 miles, our gas allowance
              will apply.
 .   Medical/Travel Benefits:
              See enclosed materials.
 .   Travel Budget:
              See enclosed Attachment "A".
 .   Relocation Expenses:
              My objective is to outline my thoughts regarding your Western Regional Manager's relocation. I am open to some modification, but I am hopeful the following will address the major potential family issues:

              - We will get three (3) appraisals on his/her existing
                home and pay the average median price for the property so the equity in the home can be used to purchase a new residence in Southern California.
              - We will pay all closing costs.
              - We will contribute $5,000 in incidentals on the
                purchase of a new home, or $1,500 if they elect to rent. Within the first 18 months of employment, we will compensate him/her a maximum of $5,000 if they rent first then purchase a home later.
              - All moving expenses will be paid by the company after
                three bids are reviewed. (Please note: We will transport up to two cars, but no boats, trailers or vacation vehicles).

Overall, I would like you to be very comfortable with your decision to join our organization. To assist you in making this career change, I would like to offer you an option or a small form of security to you and your family. If, within the first thirty (30) months of your employment at Channell, you do not feel satisfied with your move from General Polymer, I will pay you up to six months of your base salary while you are pursuing another job opportunity. This also means I will extend your existing medical benefits through this period to you and your family! Once you have accepted another job, our obligation at Channell will end.
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Mr. John Kaiser
December 4, 1995
Page Four



Although, everyone at Channell must perform to a level of quality indicative of their job description to have job security, this offer is only activated if you elect to pursue this option. The only way this offer can be nullified is if an illegal act involving the company on your behalf is associated with your decision to leave Channell.

In conclusion, I am hopeful you and your family will join us in the coming year. I personally feel this job is right up your alley and can offer you many new challenges not previously available to you. Furthermore, I feel your trip to Hawaii in June, 1996 will be a timely point for you to "come up for air" if you should elect to take on this business endeavor.

Your consideration regarding this offer is appreciated. I look forward to hearing your reply regarding the enclosed information at your earliest convenience.

Cordially,

/s/ Bill Channell
William H. Channell, Jr.
Executive Vice President

WHC,Jr/lmp

Enclosures